SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14(a)-12

CELERITEK, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

For Immediate Release

For Further Information: Peggy Smith Celeritek (408) 986-5060	Barrett Godsey Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449

CELERITEK WINS ISS SUPPORT

ISS Recommends Celeritek Shareholders Vote Against Dissident Group’s Proposal And Vote For Celeritek’s Board Nominees

SANTA CLARA, Calif., May 12, 2003 – Celeritek, Inc. (Nasdaq: CLTK), a manufacturer of GaAs semiconductor components for the wireless communications market and GaAs-based subsystems for the defense market, today announced that Institutional Shareholder Services (ISS) has recommended that Celeritek shareholders vote AGAINST a proposal made by a dissident group of shareholders to remove the current members of Celeritek’s board of directors and FOR Celeritek’s proposal to re-elect the six existing members of the board at the company’s upcoming May 19, 2003 Special Meeting of Shareholders.

ISS, widely recognized as the nation’s leading independent voting advisory firm, provides vote recommendations to hundreds of major institutional investment firms, mutual funds, and other fiduciaries.

In its May 9, 2003 report, ISS concluded that:

“As a whole, we believe that the current board is more capable of executing Celeritek’s business plan and achieving profitability and pursuing alternative strategic opportunities than the dissidents’ nominees.”

ISS further stated its belief that “replacing the full board with the dissidents’ nominees would create too much uncertainty and internal disruption to Celeritek’s business.”

ISS also noted that a substantial majority of Celeritek’s board members are independent and said, “We commend the company for its high degree of board independence.”

Tamer Husseini, president and chief executive officer of Celeritek said, “We are pleased that ISS recognizes our board’s efforts to deliver value to our shareholders. Like ISS, we see no benefit to shareholders in electing the dissident group’s nominees and believe that the dissident group’s proposals threaten our efforts to deliver value to our shareholders.

“Based on our continuing conversations with our institutional investors, we are optimistic about the outcome of the special meeting,” added Mr. Husseini. “Moreover, we believe that the dissident group has exaggerated the level of shareholder support for their proposal in an effort to encourage other shareholders to support them.”

(more)

As previously announced on May 5, 2003, Celeritek’s largest shareholder, the State of Wisconsin Investment Board (SWIB), intends to support the company’s director nominees at the upcoming special meeting. SWIB held approximately 14.6% of Celeritek common stock outstanding as of the close of business on April 4, 2003, the record date for the special meeting.

Celeritek shareholders who have questions or need assistance voting their shares may call Innisfree M&A Incorporated toll free at (888) 750-5834 or banks and brokers call collect (212) 750-5833.

About Celeritek

Celeritek designs and manufactures GaAs semiconductor components and GaAs-based subsystems used in the transmission of voice, video and data traffic over wireless communications networks. Its GaAs semiconductor components and subsystems are designed to facilitate broadband voice and data transmission in mobile handsets and wireless communications infrastructures. Its GaAs semiconductor components primarily consist of transmit solutions, including power amplifiers for cellular and PCS handsets. These products are focused on the high growth CDMA and emerging WCDMA wireless market. Celeritek provides its GaAs-based subsystems to leading companies in the defense industry.

Forward-Looking Statements

This release contains forward-looking statements, including statements regarding the outcome of the special meeting and SWIB’s voting intentions with respect to the proposals to be considered and voted upon at the special meeting. These forward-looking statements represent Celeritek’s expectations or beliefs concerning future events. Celeritek undertakes no duty to update these forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of known and unknown risks and uncertainties.

Additional Information

Celeritek has notified its shareholders that a special meeting will be held on May 19, 2003 to consider and vote on certain proposals by a dissident group of shareholders. Celeritek’s board of directors intends to solicit proxies against the dissident group’s proposals and has filed a definitive proxy statement with the Securities and Exchange Commission relating to its solicitation of proxies for the special meeting. Celeritek shareholders are urged to read the definitive proxy statement because it contains important information. Celeritek shareholders may obtain a copy of the definitive proxy statement and any other relevant documents for free at the Securities and Exchange Commission’s web site located at www.sec.gov. Celeritek shareholders also may obtain a free copy of the definitive proxy statement and other relevant documents by contacting Celeritek Investor Relations. All of the Celeritek directors will be deemed to be participants in the board of directors’ solicitation of proxies in connection with the special meeting, and certain of the executive officers of Celeritek may be deemed to be participants in the board of directors’ solicitation of proxies in connection with the special meeting. A description of the direct and indirect interests, by security holdings or otherwise, of these participants in board of directors’ solicitation of proxies is set forth in the definitive proxy statement filed by Celeritek with the Securities and Exchange Commission in connection with the special meeting.